Exhibit 99.1
Report of Independent Registered Public Accounting Firm
The Board of Directors
Martin Midstream GP LLC:
          We have audited the accompanying balance sheet of Martin Midstream GP LLC as of December 31, 2004. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit of a balance sheet also includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.
          In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Martin Midstream GP LLC as of December 31, 2004, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Shreveport, Louisiana
January 10, 2006

MARTIN MIDSTREAM GP LLC
BALANCE SHEETS

	September 30,	December 31,
	2005	2004
	(Unaudited)	(Audited)
Assets
Investment in Martin Midstream Partners LP	$570,344	$624,173

Total assets	$570,344	$624,173

Liabilities and Member’s Equity
Current liabilities — accrued and deferred income taxes	$57,864	$6,414
Due to affiliates	208,170	409,081

Total liabilities	266,034	415,495

Member’s equity	304,310	208,678

Total liabilities and member’s equity	$570,344	$624,173

See accompanying notes to balance sheets

(1)	Organization

(a)	Organization
          Martin Midstream GP LLC (the “General Partner”) is a Delaware limited liability company formed on June 21, 2002 to become the general partner of Martin Midstream Partners L.P. (the “Partnership”). The General Partner owns a 2% general partner interest in the Partnership.

(2)	Significant Accounting Policies
(a) Investment in Partnership
          The General Partner accounts for its investment in the Partnership under the equity method of accounting.
(b) Federal Income Taxes
          The General Partner is a disregarded entity for federal income tax purposes. Its activity is included in the consolidated federal income tax return of MRMC; however, for financial reporting purposes, current federal income taxes are computed and recorded as if the General Partner filed a separate federal income tax return.
          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
(c) Management’s Use of Estimates
          The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management of the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

(3)	Related Party
          Amounts due to affiliates primarily represent director fees that were paid by a related party on behalf of the General Partner.

(4)	Investment in the Partnership
          At September 30, 2005 and December 31, 2004, the General Partner’s 2% interest in the Partnership is the General Partner’s only unconsolidated affiliate. The following is condensed balance sheet data for the Partnership:

	September 30,	December 31,
	2005	2004
	(Unaudited)	(Audited)
	(Dollars in thousands)
Assets
Current assets	93,711	72,541
Property, plant and equipment, net	144,452	109,769
Goodwill	7,455	2,922
Other assets, net	9,616	3,100

	255,234	188,332

Liabilities and Partner’s Capital
Current liabilities	61,081	38,490
Long-term debt	120,422	73,000
Other long-term obligations	888	1,308
Partners’ capital	72,843	75,534

	255,234	188,332

          The net income allocated to the General Partner for the nine months ended September 30, 2005 and the year ended December 31, 2004 was approximately $96,000 and $122,000, respectively. Cash distributions to the General Partner for the quarter ended September 30, 2005 and the year ended December 31, 2004 were approximately $280,000 and $349,000, respectively.
          In February 2004, the Partnership completed a public offering of 1,322,500 common units at a price of $27.94 per common unit, before the payment of underwriters’ discounts, commissions and offering expenses. The General Partner contributed approximately $754,000 in cash to the Partnership in conjunction with the issuance to maintain its 2% general partner interest in the Partnership.
          In November 2005, the Partnership, in connection with the acquisition of Prism Gas Systems I LP, issued 756,480 common units at a price of $32.54 per common unit. The General Partner contributed approximately $542,000 in cash to the Partnership in conjunction with the issuance to maintain its 2% general partner interest in the Partnership.